EXHIBIT 4.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated April 24, 2020 with respect to the statement of condition including the related portfolio of American Infrastructure Growth Portfolio 2020-2 (included in Invesco Unit Trusts, Series 2049) as of April 24, 2020 contained in Amendment No. 1 to the Registration Statement on Form S-6 (File No. 333-236695) and Prospectus. We consent to the use of the aforementioned report in this Registration Statement and Prospectus and to the use of our name as it appears under the caption “Other Matters-Independent Registered Public Accounting Firm”.

/s/ GRANT THORNTON LLP

New York, New York
April 24, 2020